Exhibit 99.77(c)

ITEM 77C- Matters submitted to a vote of security holders

1.

On March 12, 2013, a Special Meeting of Shareholders of ING International Value Equity Fund (formerly, ING Global Value Choice Fund), a series of ING Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between ING Investments, LLC, the investment adviser to ING International Value Equity Fund, and ING Investment Management Co. LLC, the Fund’s current interim and proposed sub-adviser.

	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING International Value Equity Fund	2,028,546.559	77,950.808	118,616.569		2,225,113.936

The proposal did not pass and the meeting was adjourned to April 11, 2013.

2.

On April 11, 2013, a Special Meeting of Shareholders of ING International Value Equity Fund (formerly, ING Global Value Choice Fund), a series of ING Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between ING Investments, LLC, the investment adviser to ING International Value Equity Fund, and ING Investment Management Co. LLC, the Fund’s current interim and proposed sub-adviser.

	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING International Value Equity Fund	2,928,882.433	91,344.280	205,218.743		3,225,445.456

The proposal passed.

3.

On March 12, 2013, a Special Meeting of Shareholders of ING Emerging Markets Equity Dividend Fund (formerly, ING Greater China Fund), a series of ING Mutual Funds, was held at which the shareholders were asked to approve: (1) a new sub-advisory agreement between ING Investments, LLC, the investment adviser to ING Emerging Markets Equity Dividend Fund, and ING Investment Management Advisors, B.V., on behalf of the Fund.

	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING Emerging Markets Equity Dividend Fund	851,862.988	23,804.578	111,643.077		987,310.643

The proposal passed.

4.

On March 14, 2013, a Special Meeting of Shareholders of ING International Value Choice Fund, a series of ING Mutual Funds, was held at which the shareholders were asked to approve: (1) an agreement and Plan of Reorganization by and between ING International Value Choice Fund and ING International Value Equity Fund (formerly, ING Global Value Choice Fund), providing for the reorganization of ING International Value Choice Fund with and into ING International Value Equity Fund (the “Reorganization”); and (2) to approve a new sub-advisory agreement between ING Investments, LLC, the investment adviser to ING International Value Choice Fund, and ING Investment Management Co. LLC, ING International Value Choice Fund's current interim sub-adviser and proposed sub-adviser (together with the Reorganization, the "Proposals").

	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING International Value Choice Fund	1,137,869.280	14,041.679	32,886.040		1,184,796.999
	1,123,909.345	27,748.613	33,139.041		1,184,796.999